Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos 333-192720, 333-207933, 333-215983, 333- 222891, 333-233267 and 333-265866) pertaining to the 2011 Israeli Share Plan of Kamada Ltd. of our reports dated March 15, 2023, with respect to the consolidated financial statements of Kamada Ltd. and the effectiveness of internal control over financial reporting of Kamada Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A member of Ernst & Young Global

March 15, 2023
Tel Aviv, Israel